                                                                    EXHIBIT 12.1

                Universal Health Services, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

                                                                    For the Twelve Months Ended
                                                                            December 31,
                                                        --------------------------------------------------
                                                            1996      1997      1998      1999      2000
                                                        --------------------------------------------------
Earnings:
  Income before minority interests and income taxes       $ 78,857  $106,174  $132,095  $129,034  $159,789
  Fixed charges                                             34,974    34,961    45,357    45,486    49,386
  Amortization of capitalized interest                        ----        28       110       110       110
                                                        --------------------------------------------------
                                                          $113,831  $141,163  $177,562  $174,630  $209,285
                                                        ==================================================
Fixed charges:
  Interest expense, including capitalized interest        $ 22,231  $ 21,782  $ 29,717  $ 29,123  $ 32,741
  Interest portion of lease/rental expense                  11,658    11,927    14,592    15,388    15,391
  Amortization of debt issuance costs                        1,085     1,252     1,048       975     1,254
                                                        --------------------------------------------------
                                                          $ 34,974  $ 34,961  $ 45,357  $ 45,486  $ 49,386
                                                        ==================================================

Fixed charge coverage ratio                                    3.3       4.0       3.9       3.8       4.2